EXHIBIT 99.2

Director Compensation

Our Compensation Committee of the Board of Directors determines the amount of any fees, whether payable in cash, shares of common stock or options to purchase common stock and expense reimbursement that directors receive for attending meetings of the Board of Directors or committees of the Board of Directors.

During fiscal 2018, our Compensation Committee engaged a third party compensation consultant, Compensia, to provide an assessment of our non-employee director compensation practices and also provided peer analysis information for structuring our director compensation practices related to cash compensation, equity compensation and equity vesting. Based on the results of the peer analysis, we revised our compensation program as shown below to align to the 50th percentile of the peer compensation data.

Cash compensation earned by non-employee directors for their services as members of the Board of Directors or any committee of the Board of Directors was as follows:

•	Annual retainer of $42,000 with an additional $2,000 for each Board meeting attended;

•	The independent chairperson of the Board receives an additional annual retainer of $75,000;

•	The chairperson of each of our Audit Committee, Compensation Committee and Nominations and Governance Committee receives an additional annual retainer of $30,000, $20,000 and $12,000, respectively;

•	The lead director, if any, receives an additional annual retainer of $20,000; and

•	Each committee member of the Audit Committee, Compensation Committee and Nominations and Governance Committee receives an additional annual retainer of $15,000, $10,000 and $5,000, respectively.

Non-employee directors are also eligible to receive equity compensation under our 2016 Incentive Plan in which that all equity awards granted to non-employee directors will generally cliff vest, with the entire award vesting one year from the date of grant. In fiscal 2019, we made an equity grant to our non-employee directors in August 2018 related to our fiscal 2019 award. This equity grant consists of 3,074 restricted stock units to each non-employee director in which the entire award will cliff vest in August 2019. See “Long-Term Equity Incentive Awards” in the Compensation Discussion and Analysis above for more information about this plan. We also reimburse all of our directors for their reasonable expenses incurred in attending meetings of our board or committees.

The following table sets forth information concerning the compensation received for services rendered to us by our directors in fiscal 2019:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Joseph F. Eazor (2)	$37,909	$—	37,909
Frank J. Fanzilli, Jr.(3)	63,574	202,423	265,997
Armando Geday (2)	33,163	—	33,163
Keith Geeslin(4)	88,487	202,423	290,910
F. Robert Kurimsky (2)	36,496	—	36,496
Vivie “YY” Lee (5)	60,172	202,423	262,595
Daniel Pulver(6)	99,251	202,423	301,674
Gary B. Smith(7)	63,864	202,423	266,287
David F. Walker(8)	89,731	202,423	292,154
Nicholas Adamo (9)	33,863	202,423	236,286
Martha Bejar (10)	30,457	202,423	232,880
Charles Moran (11)	35,651	202,423	238,074

(1)
The amounts in theses column represent the grant date fair value of restricted stock units granted during the fiscal year indicated as computed in accordance with FASB ASC Topic 718. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. See the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the grant date fair value of such awards.
(2)	Mr. Eazor, Mr. Geday and Mr. Kurimsky are former Directors who had no additional restricted stock units or stock options outstanding as of March 31, 2019.
(3)	Mr. Fanzilli has 35,750 stock options and 3,074 restricted stock units outstanding as of March 31, 2019.
(4)	Mr. Geeslin has 24,500 stock options and 3,074 restricted stock units outstanding as of March 31, 2019.
(5)	Ms. Lee has a total of 3,074 restricted stock units outstanding as of March 31, 2019.
(6)	Mr. Pulver has a total of 35,750 stock options and 3,074 restricted stock units outstanding as of March 31, 2019.
(7)	Mr. Smith has 35,750 stock options and 3,074 restricted stock units outstanding as of March 31, 2019.
(8)	Mr. Walker has 32,000 stock options and 3,074 restricted stock units outstanding as of March 31, 2019.
(9)	Mr. Adamo has 3,074 restricted stock units outstanding as of March 31, 2019.
(10)	Ms. Bejar has 3,074 restricted stock units outstanding as of March 31, 2019.
(11)	Mr. Moran has 3,074 restricted stock units outstanding as of March 31, 2019.

Compensation Policies and Practices as They Relate to Risk Management

We have reviewed our compensation policies and practices for all employees and concluded that any risks arising from our policies and practices are not reasonably likely to have a material adverse effect on us.